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Exhibit 5.1

August 31, 2018

Sanchez Energy Corporation
1000 Main Street, Suite 3000
Houston, Texas 77002

Re:	Sanchez Energy Corporation
Registration Statement on Form S-3

Ladies and Gentlemen:

        We have acted as counsel to Sanchez Energy Corporation, a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to the offer and sale by certain selling stockholders of the Company named in the Registration Statement of up to 10,455,000 shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), consisting of (i) 1,955,000 issued and outstanding shares of Common Stock (the "Outstanding Shares") and (ii) 8,500,000 shares of Common Stock to be issued upon exercise of Warrants (the "Warrants") issued and outstanding under the five Warrant Agreements (the "Warrant Agreements"), each dated as of March 1, 2017, (i) between the Company and Gavilan Resources Holdings—A, LLC, (ii) between the Company and Gavilan Resources Holdings—B, LLC, (iii) between the Company and Gavilan Resources Holdings—C, LLC, (iv) among the Company and GSO Capital Opportunities Fund III LP, GSO Energy Select Opportunities Fund LP, GSO Energy Partners—A LP, GSO Energy Partners—B LP, GSO Energy Partners—C LP, GSO Energy Partners—C II LP, GSO Energy Partners—D LP, GSO Credit Alpha Trading (Cayman) LP, GSO Harrington Credit Alpha Fund (Cayman) L.P., and GSO Capital Solutions Fund II LP, and (v) between the Company and Intrepid Private Equity V-A, LLC, each of which has been filed as Exhibits 4.8, 4.9, 4.10, 4.11 and 4.12, respectively, to the Registration Statement (the "Warrant Shares" and, together with the Outstanding Shares, the "Secondary Shares"), in each case together with the rights (the "Rights") to purchase Series C Junior Participating Preferred Stock, par value $0.01 per share, issued pursuant to the Rights Agreement referred to below, attributable thereto. The Secondary Shares and the Rights attributable thereto may be sold or delivered from time to time as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein and supplements to the prospectus pursuant to Rule 415 under the Act. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

        We have examined originals or certified copies of (i) such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter, (ii) the Warrant Agreements and (iii) the Rights Agreement, dated as of July 28, 2015, as amended by Amendment No. 1 thereto, dated as of March 1, 2017, and as amended by Amendment No. 2 thereto, dated as of July 27, 2018, by and between the Company and Continental Stock Transfer & Trust Company, as rights agent (the "Rights Agreement"). We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed, certified or reproduced copies. We have also assumed that (i) upon sale and delivery of any Secondary Shares (including any Warrant Shares) and (in the case of any Warrant Shares) upon issuance of such Warrant Shares upon exercise of the Warrants, the certificates for the Secondary Shares will conform to the specimen thereof filed as an exhibit to the Registration Statement and will have been duly countersigned by the transfer agent and duly registered by the registrar for the common stock of the Company or, if uncertificated, valid

Sanchez Energy Corporation
August 31, 2018

book-entry notations for the issuance of the Secondary Shares in uncertificated form will have been duly made in the share register of the Company, (ii) at the time of each issuance of Warrant Shares, there will be sufficient shares of Common Stock authorized for issuance under the Company's certificate of incorporation that have not otherwise been issued or reserved or committed for issuance, (iii) each of the Rights Agreement and each Warrant Agreement has been duly authorized, executed and delivered by the parties thereto (other than, solely in the case of the Rights Agreement, the Company) and constitutes a valid and binding obligation of the parties thereto (other than, solely in the case of the Rights Agreement, the Company), enforceable against the parties thereto (other than, solely in the case of the Rights Agreement, the Company) in accordance with its terms, and (iv) the exercise price per share of the Warrants paid for Warrant Shares issued pursuant to any Warrant Agreement is not less than the par value of the Warrant Shares issuable upon exercise thereof. As to various questions of fact relevant to this letter, we have relied, without independent investigation, upon certificates of public officials and certificates of officers of the Company, all of which we assume to be true, correct and complete.

        Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that (i) the Outstanding Shares and the Rights attributable thereto have been duly authorized and validly issued and the Outstanding Shares are fully paid and non-assessable and (ii) when the Warrant Shares are issued and delivered upon exercise of the Warrants in accordance with the terms of the applicable Warrant Agreement and the Rights attributable thereto have been issued in accordance with the terms of the Rights Agreement, the Warrant Shares and the Rights attributable thereto will be duly authorized and validly issued and the Warrant Shares will be fully paid and non-assessable.

        The opinions and other matters in this letter are qualified in their entirety and subject to the following:

  A.
  We express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware.

  B.
  This opinion letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinion expressly set forth herein. We undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other person or any other circumstance.

  C.
  With respect to the Rights and the Rights Agreement, (a) we have assumed that (i) the Company's board of directors (the "Board of Directors"), after fully informing itself with respect to the Rights Agreement and the Rights and after giving due consideration to all relevant matters, determined that the execution and delivery of the Rights Agreement and the issuance of the Rights thereunder would be in the best interests of the Company and its stockholders, and otherwise acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement, and (ii) the Rights Agreement has been duly authorized, executed and delivered by the parties thereto other than the Company and constitutes the legal, valid and binding obligation of each party thereto other than the Company, enforceable against such parties in accordance with its terms, and (b) we note that (i) the questions of whether the Board of Directors might be required at some future time to redeem or terminate, or take other action with respect to, the Rights, or to determine that the Rights should only be exchangeable without cash payment, will depend

Sanchez Energy Corporation
August 31, 2018

    upon the facts and circumstances existing at that time and, accordingly, are beyond the scope of this opinion letter, and (ii) we address the Rights and the Rights Agreement in their entirety, and it is not settled whether the invalidity of any particular provision of the Rights Agreement or of the Rights issued thereunder would result in invalidating such Rights Agreement or Rights in their entirety.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus forming a part of the Registration Statement under the caption "Legal Matters". In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,
/s/ AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.
AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.

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  Exhibit 5.1